Commission File No. 1-8185


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          BLC Financial Services, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



               Delaware                                        75-1430406
----------------------------------------                      -------------
(State of incorporation or organization)                      (IRS Employer
                                                            Identification No.)

                           Business Loan Center, Inc.
                               645 Madison Avenue
                                   18th Floor
                            New York, New York 10022
                    ----------------------------------------
                    (Address of principal executive offices)


If this form relates to the                  If this form relates to the
registration of a class of                   registration of a class of
securities pursuant to Section               securities pursuant to Section
12(b) of the Exchange Act and is             12(g) of the Exchange Act and is
effective pursuant to General                effective pursuant to General
Instruction A.(c), please check the          Instruction A.(d), please check the
following box. [ ]                           following box. [x]



Securities Act registration statement file number to which this form relates:
              -----------------------------
                      (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share






NYFS12...:\99\26799\0004\1645\FRMD038L.160

      Items 1 and 2 of the Registrant's Registration Statement on Form 8-A filed on July 22, 1981 (No. 1- 8185) is hereby amended and restated as follows:


Item 1.  Description of Registrant's Securities to be Registered.
         --------------------------------------------------------

      The Registrant is authorized to issue 37,000,000 shares of Common Stock, par value $0.01 per share. The Common Stock is entitled to one vote per share and possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share being entitled to one vote. Cumulative voting for the election of Directors is prohibited, which means that the holders of a majority of shares voting for the election of Directors shall elect each member of the Board of Directors up for election at a meeting. As a result of the classified Board, the entire Board of Directors of the Registrant may not be replaced or removed an annual meeting of the Registrant. Under the Registrant's Amended and Restated Certificate of Incorporation, the directors are divided into three classes, consisting of three directors each. The Common Stock carries no preemptive rights and is not convertible, redeemable or amenable.

        The Registrant's Amended and Restated Certificate of Incorporation contains a "fair price provision" which provision regulates business combinations with any person or group beneficially owning fifteen percent or more of the outstanding shares of Common Stock. A description of the fair price provision is contained in the Registrant's Proxy Statement for the Annual Meeting of Stockholders filed with the Commission on April 22, 1997 (the "Proxy Statement") under the caption "Fair Price Amendment" and such Proxy Statement is hereby incorporated by reference.


Item 2.  Exhibits.
         ---------

      4.1 - Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit 1.3 of the Registrant's Annual Report on Form 10-K for the year ended June 30, 1997).

      4.2 - Amended and Restated By-Laws of the Corporation (incorporated by reference to Exhibit 1.4 of the Registrant's Annual Report on Form 10-K for the year ended June 30, 1997).


                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, therein duly authorized.


                                        BLC FINANCIAL SERVICES, INC.

                                        By: /s/ Robert F. Tannenhauser
                                            -----------------------------------
                                            Robert F. Tannenhauser
                                            President and Chief
                                            Operating Officer
Date:  December 4, 1998


                                     2